HITACHI CHEMICAL CO., LTD. BEGINS SALES AND DELIVERY
OF WIDE-WIDTH SPD-SMART FILM FOR SMART WINDOWS
TO INNOVATIVE GLASS CORPORATION


Innovative Glass now producing architectural smart windows with SPD film to fill existing orders.

TOKYO, JAPAN and PLAINVIEW, NEW YORK, February 1, 2007 -
Hitachi Chemical Co., Ltd. (Hitachi Chemical), and Innovative
Glass Corporation announced today that shipments of wide-width SPD-Smart(tm) light-control film from Hitachi Chemical's newest coating line have commenced. Innovative Glass has purchased and received rolls of Hitachi Chemical's film and is now in production of its EGLASS(tm) SPD-SmartGlass architectural products.


This marks the first time SPD-Smart film from Hitachi Chemical's new wide-width coating line has been sold and delivered for architectural smart glass. The film electrically controls the amount of light, glare and heat that passes through windows, doors, skylights, interior partitions, light pipes, glass blocks and other products, via manual or automatic control. Long rolls of SPD-Smart light-control film can easily be shipped from Hitachi Chemical's production facilities in Ibaraki, Japan, to customer locations across the world where it can be laminated locally into smart glass or plastic products.

Hitachi Chemical and Innovative Glass Corporation are licensees of Research Frontiers Incorporated (Nasdaq: REFR), the developer and licensor of patented suspended particle device (SPD) light-control technology.

Hitachi Chemical's film sold to Innovative Glass is over one meter wide and is being used to fill a backlog of architectural orders that Innovative Glass has for its EGLASS SPD-SmartGlass product line. With a turn of a dial, users can control light coming through EGLASS from optically transparent to blocking over 99% of visible light, and it can be tuned to any level of tint in between.
All of this can be done instantly to increase comfort, preserve views, and conserve energy. EGLASS products using SPD film also block over 99% of harmful ultraviolet light, reduce noise and increase security.

Steve Abadi, Chairman and CEO of Innovative Glass, noted:
"We have been working with Hitachi Chemical and Research Frontiers collaboratively to meet the demanding needs of architects, developers and consumers for state-of-the-art light control. Hitachi Chemical's responsiveness and determination to increase their production capacity and supply a durable, high-quality film in wide widths and high volume addresses the recent increase in demand for energy-efficient, "green" building materials and innovative designs, along with the broad trend towards the use of more glass in homes, buildings and automobiles. Although we had received early film samples from Hitachi Chemical's pilot coating line, the first rolls of SPD-Smart film from Hitachi Chemical's high-capacity coating line have now been delivered to us for use in various construction projects.
This new wide-width film has the widest range of light transmission and fastest switching speed when compared to other technologies we have evaluated. The clarity and dynamic range is outstanding, and our clients are eager to experience the power, control, and other benefits of SPD-SmartGlass. We are convinced that this is the glass of the future, and our customers agree."


The SPD variable-tint technology permits the electrical control of the amount of light passing through glass or plastic windows, sunroofs, sunvisors, and other "smart" products in the architectural, automotive, aircraft and marine markets. By simply controlling the voltage applied to the patented SPD film, the user can automatically or manually control the amount of light that passes through the device. Unlike conventional shading technology, SPD technology permits the user to control light, heat and glare and block UV without blocking one's view. Its dark state permits less than 1% of visible light to pass through, a level that far surpasses published data on any other switchable material.

Further distinguishing itself from other switchable glazing technologies, SPD technology also responds rapidly and uniformly over large surface areas, consistently regardless of panel size, and with a wide range of light transmission.

The film is made using a chemical emulsion manufactured by Hitachi Chemical and coated onto a thin plastic film.
This film is then incorporated into a variety of "smart" products manufactured by other companies where variable light control is desired.

For more information about Innovative Glass, or to order
EGLASS smart windows and other products, please visit www.InnovativeGlassCorp.com or contact the company as listed below. Information about SPD-Smart technology can also be found at www.SmartGlass.com.


EGLASS(tm) is a trademark of Innovative Glass Corporation.
SPD-Smart(tm) and SPD-SmartGlass(tm) are trademarks of Research Frontiers Incorporated.

For further information, please contact:

Innovative Glass Corporation  Hitachi Chemical Co., Ltd.
Steve Abadi, Chairman & CEO   Hitachi Chemical Co.,America,Ltd.
130 Newtown Road	      Kei Wegner
Plainview, New York 11803     10080 North Wolfe Road, SW3-200
516-777-1100	              Cupertino, CA 95014
info@innovativeglasscorp.com  408-873-2200
www.InnovativeGlassCorp.com   wegner@hitachi-chemical.com
	                      www.hitachi-chemical.com